Exhibit (r)(2)

Code of Ethics

Brighton Jones LLC

CODE OF ETHICS1

Summary

Our Code of Ethics (the “Code”) outlines what is at the core of our organization – our values, goals, practices, and purpose. It establishes clear expectations for behavior and conduct and provides guidance that helps us make better decisions. It is designed to comply with Rule 204A-1 of the Advisers Act and Rule 17j-1 of the Investment Company Act so that Brighton Jones may serve as investment advisor to a registered investment company, a private fund, as well as other individual and institutional clients. The Code seeks to serve and safeguard our clients by setting forth provisions reasonably necessary to ensure compliance with these applicable federal securities laws. While it is neither intended nor possible for the Code to address every situation, it provides the guiding principles by which we, using our knowledge, best judgement, and common sense, behave and act. We are all responsible for adhering to, and acting in accordance with, the principles set out in the Code. All team members are required to report promptly any violations to the Legal & Compliance team.

Our Duties as Fiduciaries

Everyone, regardless of position, is responsible for maintaining Brighton Jones’ fiduciary duty to our clients. Section 206 of the Advisers Act outlines the fiduciary duties of Brighton Jones and its representatives. These duties collectively underscore our commitment to delivering high-quality, client-centric services while maintaining the highest standards of ethical conduct and compliance.

The policies and procedures referenced in this manual are not meant to provide exhaustive or overly restrictive control over every aspect of your role. In the absence of a clearly applicable policy or defined procedure, considering these two duties, understanding the regulations referenced in this document, and acting in accordance with our values will help us do what’s best for our clients.

Duty of Loyalty: We place the interests of our clients ahead of our personal or organizational interests. This includes:

•	treating all clients equally, regardless of the benefit to Brighton Jones;
•	avoiding conflicts of interest when possible;
•	disclosing potential conflicts when they arise; and
•	ensuring all recommendations prioritize the best interests of clients.

Duty of Care: We perform due diligence and demonstrate skill in providing investment advice or making recommendations. This includes:

•	exercising reasonable care to avoid misleading clients;
•	providing advice that is suitable for the client; and
•	ensuring best execution of client transactions.

Our Core Values

In addition to our duties as fiduciaries, our core values, aka Six C’s, define our client-obsessed culture. Our Values in Action ensure that we: (a) reflect our commitment to an inclusive culture where everyone is heard, valued, respected, and empowered to reach their full potential; and (b) realize our mission of helping our clients, colleagues and global community to live a richer life. Adherence to these values and the Code in general are non-negotiable.

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•	Commitment: We’re all in and have a “do what it takes” mentality. We approach every situation with intention and go further by asking, “What else?” regardless of our role.
•	Curiosity: We have a learner mindset, ask thoughtful questions, invite feedback, and listen without judgement. To us, a difference in opinion is a strength, and we seek diverse points of view by inviting others to tell us more.
•	Continuous Growth: We embrace continuous improvement to reach our full potential, as individuals and as a #OneTeam. We grow purposefully as a firm to help more clients and provide financial and career opportunities for our teammates.
•	Compassion: We are a team built on equity, respect, and a genuine desire for our clients, teammates, and global community to thrive. The care we have compels us to turn empathy into action by asking. “How can we help?”.
•	Community: We activate our network to connect our clients and teammates around their values, passions, and purpose to help them Live a Richer Life.
•	Collaboration: Our culture is based on fun, trust, and belonging. We freely share our expertise to foster creativity and innovation to produce results.
Values in Action: You’ll see references throughout this document to how our Values in Action underscore our commitment to compliance.

Material Nonpublic Information

There are many legal requirements in our industry around restricting the use of Material Nonpublic Information (“MNPI”) for personal gain. There are three easy ways to avoid securities law violations:

1.	If you are in possession of MNPI about a company, or about the market for that company’s securities, do not purchase or sell those securities until the information becomes public and the market has had time to react to it. Should you have any doubt regarding the propriety of a securities transaction, you should seek advice from the Legal & Compliance team.
2.	Do not disclose MNPI about a company or about the market for that company’s securities: (a) to any person except to the extent necessary to carry out the legitimate business obligations of an investment adviser, or (b) in circumstances in which the information is likely to be used for unlawful trading.
3.	Immediately inform the Legal & Compliance team when you learn of any non-public material fact or material change about any reporting issuer.

Using the Code

Using the Code means adopting a learner mindset and getting curious about a situation, problem, or opportunity. Following these steps will help us ask the right questions and make ethical decisions.

1.	Maintain Compliance. Are there any policies in the #OneTeam Manual to be aware of when making decisions?
2.	Do the right thing. Would the outcome of this decision be consistent with our fiduciary duty? Am I making the MESI move to live in alignment with my values? Am I considering our 6 C’s?
3.	Make a difference. Will my decision result in a long-term benefit for our clients, colleagues, and community?
4.	Speak up. If I’ve observed something unethical, have I attempted to address the issue directly with those involved? Do I feel comfortable speaking up? Am I listening to the concerns of my teammates or clients?

When in Doubt

Ultimately, the responsibility for ensuring that our business activities are ethical, legal and aligned with our purpose and values rests with all of us. We are all accountable for making well-informed and sound decisions. If there is a conflict between the requirements in the Code and local law or regulations, you should make sure to comply with the strictest of requirements. If you have any uncertainty when navigating a

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decision using the Code, please contact compliance@brightonjones.com or reach out to a member of the Legal & Compliance team directly. It is the responsibility of Legal & Compliance to help the #OneTeam navigate decisions and avoid securities law violations.

Recognition

Exceptional adherence to the Code and/or the policies contained in this manual shall be recognized by the Legal & Compliance team on an ongoing basis in the form of Raise the Bars, and by advocating for Pillar Award nominations.

Non-Compliance

Non-compliance with the Code or withholding information about a violation may lead to legal and/or disciplinary actions including termination of employment. Retaliation against anyone reporting suspected misconduct, non-compliance or violation of the Code will not be tolerated.

Whistleblower Regulations

Federal whistleblower provisions allow anyone to communicate with the US Securities and Exchange Commission about a possible securities law violation at any time without penalty in accordance with the Whistleblower Regulations. No team member shall be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or in a document filed under seal as part of a lawsuit or other proceeding.

SUPERVISION OF ETHICS2

Summary

It is the policy of Brighton Jones to provide layers of supervision to all activity to ensure we uphold our fiduciary obligations. The Legal & Compliance team is responsible for monitoring operations and acts in a supervisory capacity for all team members regardless of where they are physically located. Lead Advisors also act in a supervisory capacity for activity within their client portfolios. Brighton Jones relies on a set of disclosures to avoid or mitigate potential conflicts of interest between team members and clients.

Obtaining & Maintaining Advisor Licensure

No Brighton Jones team member may provide investment advice to any client or prospective client unless either that individual has received their Series 65 or CFP credentials and is registered in the states where they have a place of business as an Investment Adviser Representative (“IAR”). All Analysts and Sr. Analysts employed at Brighton Jones are required to obtain their Series 65 credential and become registered as an IAR within the first 120 days of hire or the first day they communicate investment advice to clients, whichever is earlier. Exceptions are handled on a case-by-case basis, and further information can be found in our Series 65 Guidelines & Procedure. All registered team members are further responsible for accumulating the necessary continuing education hours for each calendar year. The Legal & Compliance team is responsible for notifying team members when they become subject to Investment Advisor Representative Continuing Education (IAR CE) requirements and reporting on the status of these individuals to Senior Lead Advisors.

Values in Action: By investing in ongoing training and being responsible for your licenses you’re demonstrating continuous growth.
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Communicating Advice

Client Service teams are trained to use our Communication Standards & Best Practices. Additionally, unlicensed individuals cannot do anything that could be considered as “communicating advice” unless another licensed advisor is present. That includes but may not be limited to speaking directly (i.e. a 1:1 phone call) with clients about anything that could be considered “advice”; drafting deliverables without oversight or review; and emailing clients without licensed advisors copied. Lead Advisors are responsible for reviewing and approving recommendations prior to delivery, and documenting approval and relevant the decision points in the form of an email or associated client’s Salesforce record.

Personal Email, Text Messaging, and Social Media

In order to meet our regulatory obligations to supervise investment-related activity and to retain communications related to our advertisements, investment recommendations, receipt of disbursement of funds and orders we must limit written communications with clients or prospects about investment related matters to our official Brighton Jones email addresses. The Legal & Compliance team is required to surveil communications with clients on an ongoing basis to discern whether Brighton Jones has been party to any client complaints, threats of adversarial proceedings, or securities law violations.

Personal Securities & Activity Disclosures

The Adviser’s Act, the Investment Company Act, and our fiduciary duty require us to avoid conflicts of interest between our personal investments and the investments made on behalf of our clients. We therefore report our personal securities holdings and transactions, and obtain preclearance for certain personal investments, as described in greater detail below. All team members are responsible for providing initial, quarterly, and annual compliance disclosures to the Legal & Compliance team. The various disclosure requirements are noted below and are all tracked using ACA ComplianceAlpha.

The scope of the disclosures must extend to securities you have Beneficial Ownership3 of. This includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in a security. For example, a person should consider himself or herself the beneficial owner of securities held by his or her spouse, his or her minor children, a relative who shares his or her home, or other persons by reason of any contract, arrangement, understanding or relationship that provides him or her with sole or shared voting or investment power. If any team member has a question about whether they beneficially own a security, he or she should consult the legal and Compliance Team. For more information please reference the Personal Trading FAQ.

Values in Action: We demonstrate commitment to our clients by ‘doing whatever it takes’ to disclose and mitigate any potential conflict of interest, whether on a personal or firm-wide level.

Securities Holdings Reports

You must itemize, within 10 days of hire (which information must be current as of a date no more than 45 days prior to the date the person becomes an access person) and annually (which information must be current as of a date no more than 45 days before the report is submitted) thereafter, all personal investment or trading accounts or related accounts in which you have any direct or indirect Beneficial Ownership interest, and investment or trading accounts over which you exercise control or provide investment advice for your household. In the event you become a beneficial owner of or open a new investment or trading account after being onboarded, you are required to connect this account to ACA ComplianceAlpha prior to conducting any trading.

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Securities Transaction Reports

Similarly, everyone must report securities transactions quarterly (no later than 30 days after the end of the calendar quarter). You must provide copies of all account statements and individual trade confirmations relating to accounts you have Beneficial Ownership of.

Outside Business Activity

This disclosure tracks if you are, or plan to be, involved in any outside business activity or employment. Brighton Jones is required to vet team members’ involvement in outside engagements to determine if any conflicts of interest may arise. We are also required to publicly disclose certain outside activities if they present a material conflict of interest.

Political Contributions4

Brighton Jones is required to verify that we are not receiving business from an elected official whose campaign we significantly contributed to. A contribution could include direct donations, supporting or hosting fundraising events, or volunteering. You must therefore disclose if you have contributed to any state or local political candidate during the past twenty-four months. The Legal & Compliance team is responsible for reviewing contributions on an annual basis.

Gifts & Entertainment Reporting

Everyone must report gifts given to or gifts received from clients, prospects, or COI greater than $200 in value. Similarly, we must report business entertainment provided to clients if greater than $200 in value. To be considered business entertainment, and not a gift, a team member must accompany and participate in the event with the clients or prospective clients. Gifts and entertainment organized through Client Service Administrators do not need to be reported in your periodic disclosures. Please refer to the Client Gifting Guide for more information.

Affiliated Transactions

Brighton Jones does not participate in affiliated trades as defined by Rule 17a-7, 17e-1, or 10f-3.

Pre-Clearance

Certain transactions present a conflict of interest to our duty as client fiduciaries. To ensure that Brighton Jones team members are not inadvertently disadvantaging clients with their personal trades, a pre-clearance procedure has been put in place. All team members are responsible for following these pre-clearance procedures, and the Legal & Compliance Team is responsible for reviewing and approving or denying the requests. Securities trades through brokerage accounts to which you have delegated discretionary account management authority may be exempted from these pre-clearance requirements. All pre-clearance requests are submitted for the Legal & Compliance team’s review through ACA ComplianceAlpha.

Restricted Securities

The Legal & Compliance team is responsible for ensuring Brighton Jones has a procedure to define and navigate restricted securities transactions. On a quarterly basis, the Legal & Compliance team will update the Restricted Securities List within ACA ComplianceAlpha. The list is based on the COM securities reported on the Brighton Jones 13F and any Reportable Funds (including holdings and potential holdings of the

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Reportable Fund)5. If any team member requests a trade for securities on the Restricted Securities List, a pre-clearance task will be created for the Legal & Compliance team to review.

Access Persons who may have direct or indirect knowledge of trading in the Private Debt & Income Fund are subject to additional pre-clearance requirements. The Access Persons will be required to pre-clear any transactions in securities held in the Fund.

Initial Public Offerings (IPOs)

Even though we do not recommend IPOs to clients, we still require that any team member who wishes to participate in an IPO to seek pre-clearance.

Limited Offerings Through Lenora Capital or Blueprint Capital

All team members will need to submit pre-clearance requests for any investments made with Lenora Capital or Blueprint Capital. Additionally, all Access Persons are required to submit Forms 3, 4, and 5 with the SEC prior to completing any transaction in these limited offerings.

Outside Business Activity

Any team member wishing to engage in business activities outside of Brighton Jones (including any affiliate or subsidiary) must seek pre-approval from the Legal & Compliance team

Branch Offices and Reviews

The list of Brighton Jones office locations can be found on our website. The Legal & Compliance team conducts annual branch office reviews of these supervisory requirements using the Branch Office Checklist.

Complaints

Brighton Jones maintains a central record of all written or verbal client/investor complaints, including the method or status of resolution, any settlement or litigation related to the complaint, and current disposition of the matter. All verbal and written grievances are to be reported to the Legal & Compliance team no later than one business day from the incident, with the same business day preferred. The Legal & Compliance team is responsible for following the Complaints Procedure.

1 Rule 204A-1

2 Rule 204A-1 (cont’d)

3 Section 16 of the Securities Exchange Act of 1934

4 Rule 206(4)-5 (Contribution means any gift, subscription, loan, advance, or deposit of money or anything of value made for: (i) The purpose of influencing any election for Federal, State or local office; (ii) Payment of debt incurred in connection with any such election; or (iii) Transition or inaugural expenses of the successful candidate for State or local office.)

5 i) Reportable Fund means: (i)Any fund for which you serve as an investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940 (15 U.S.C. 80a-2(a)(20)) (i.e., in most cases you must be approved by the fund's board of directors before you can serve); or (ii) Any fund whose investment adviser or principal underwriter controls you, is controlled by you, or is under common control with you. For purposes of this section, control has the same meaning as it does in section 2(a)(9) of the Investment Company Act of 1940 (15 U.S.C. 80a-2(a)(9)).